Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and the related Prospectus of Government Properties Income Trust for the registration of debt securities, common shares of beneficial interest, preferred shares of beneficial interest, depositary shares and warrants and to the incorporation by reference therein of: (i) our report dated February 21, 2013 (except for Note 4, as to which the date is July 12, 2013), with respect to the consolidated financial statements and schedule of Government Properties Income Trust as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, included in Government Properties Income Trust’s Current Report on Form 8-K dated July 12, 2013, filed with the Securities and Exchange Commission; (ii) our report dated February 21, 2013, with respect to the effectiveness of internal control over financial reporting of Government Properties Income Trust, included in Government Properties Income Trust’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission; (iii) our report dated October 15, 2012, with respect to the statement of revenues and certain operating expenses of the Federal Government Leased Portfolio for the year ended December 31, 2011, included in Government Properties Income Trust’s Current Report on Form 8-K dated October 15, 2012, filed with the Securities and Exchange Commission; and (iv) our report dated October 15, 2012, with respect to the statement of revenues and certain operating expenses of the Boise Portfolio for the year ended December 31, 2011, included in Government Properties Income Trust’s Current Report on Form 8-K dated October 15, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
July 12, 2013